Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

September 20, 2019

[**]

Re: Exclusive Supply of [**] Pens for Apomorphine

Dear [**],

Reference is made to that certain Memorandum of Understanding for the Supply of [**] Pens and [**] of [**] for [**] (the “MOU”) executed February 25, 2019 by and among US WorldMeds, LLC (“USWM”), Britannia Pharmaceuticals Ltd. (“BPL”), and [**] (“[**]”) (USWM, BPL, and [**] each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned to the same in the MOU.

In regard to the supply of [**] pens for the administration of apomorphine to treat symptoms of Parkinson’s disease (hereinafter, “RLPs”), the Parties, intending to be legally bound, hereby agree as follows:

[**] shall not, and shall not authorize or permit any of its affiliates, representatives, or agents to, directly or indirectly, (i) enter into or participate in any discussions or negotiations with any person or group of persons other than USWM, BPL or either of their respective affiliates regarding a Restricted Transaction, (ii) furnish any non-public information relating to USWM, BPL or either of their respective affiliates or businesses, in all cases for the purpose or with the effect of assisting with or facilitating a Restricted Transaction, or (iii) enter into a Restricted Transaction or any agreement, arrangement or understanding, including without limitation, any legally binding agreement, letter of intent, term sheet or similar document relating to a Restricted Transaction. Immediately upon execution of this letter agreement, [**] shall, and shall cause its affiliates, representatives, and agents to, terminate any and all existing discussions or negotiations with any person or group of persons other than USWM, BPL or either of their respective affiliates regarding a Restricted Transaction.

As used herein, a “Restricted Transaction” means the [**], [**], [**], [**], [**] or [**] of RLPs in the United States market during the Exclusivity Period (as defined below).

As used herein, “Exclusivity Period” means, together with any Extended Exclusivity Periods, the period of time commencing on the date of last signing below and continuing for [**] thereafter; provided, however, that USWM shall be entitled to extend the Exclusivity Period for up to [**] successive [**] periods (each an “Extended Exclusivity Period”) upon USWM and/
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or BPL (x) providing [**] written notice of their intent to extend the Exclusivity Period (or an Extended Exclusivity Period, if applicable) at least [**] days prior to the end of the then-current Exclusivity Period and (y) paying [**] $[**] within [**] days prior to the end of the then-current Exclusivity Period (or an Extended Exclusivity Period, if applicable). For purposes of clarity, (i) if the Exclusivity Period is extended pursuant to this paragraph, the terms and conditions of this letter agreement during each such Extended Exclusivity Period shall be the same as the terms and conditions in effect immediately prior to such extension and (ii) the aggregate Exclusivity Period including all Extended Exclusivity Periods shall not exceed [**] from the date of last signing below. In addition, [**] agrees to support USWM by maintaining sufficient manufacturing capabilities to ensure commercial supply to USWM of additional RLPs until the [**] of (i) [**] (under terms to be negotiated in good faith), or (ii) for so long as the [**] of [**] (as defined in the MOU) is delayed beyond [**] due to [**] related to [**], but no [**] than [**].

As sole consideration for [**] obligations hereunder, USWM shall make the following [**], [**] payments to [**] (which [**] hereby acknowledges constitutes good and valuable consideration) within [**] business [**] of the occurrence of the following Milestone Events:

Payment	Amount	Milestone Event
1	$[**]	Prior to [**]
2	$[**]	[**] months elapse from the date Payment 1 above is made
3	$[**]	[**] months elapse from the date Payment 2 above is made
4, 5 and 6, each only if there is a corresponding [**]	$[**]	[**] days before expiration of the [**] or then-current [**]
Miscellaneous

The Parties hereto acknowledge that a breach of this letter agreement would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the Parties hereby agree that USWM may seek equitable relief in the event of any breach or threatened breach of this letter agreement, including injunctive relief against any breach thereof and specific performance of any provision thereof, in addition to any other remedy to which USWM may be entitled.

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This letter agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, United States of America, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Delaware. The prevailing party in any dispute arising under this letter agreement and/or the subject matter set forth herein shall be entitled to recover all reasonable attorney’s fees and costs incurred by the prevailing party due to any such dispute.

No Party hereto may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party hereto may assign its rights or delegate its obligations, in whole or in part, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party to which this letter agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any purported assignment or delegation in violation hereof shall be null and void. This letter agreement shall be binding upon and inure to the benefit of any permitted assignee or delegate.

Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this MOU.

This letter agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This letter agreement, together with the MOU, constitute the entire contract among the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature Page Follows]

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Acknowledged and agreed upon by:

/s/ [**] [**] on behalf of [**] Date: September 23, 2019	/s/ [**] [**] on behalf of US WorldMeds, LLC Date: September 20, 2019
/s/ [**] [**] on behalf of Britannia Pharmaceuticals Ltd. Date: September 23, 2019

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